Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2004 (this “Agreement”), is entered into by and among PDS Gaming Corporation, a Minnesota corporation (the “Company”), PDS Holding Co., LLC, a Nevada limited liability company (“Parent”), and PDS Acquisition Sub, LLC, a Nevada limited liability company of which Parent is the sole member (“Merger Sub”).

RECITALS

A.                                   The Board of Directors of the Company, and the respective Managers and Members of each of Parent and Merger Sub, have approved, adopted and, together with the currently constituted Special Committee of the Board of Directors of the Company (the “Special Committee”), deem it advisable to consummate, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Minnesota Business Corporation Act (“MBCA”) and Chapter 92A of the Nevada Revised Statutes (“NRS”), whereby, inter alia, each issued and outstanding share of the common stock of the Company, $0.01 par value per share (the “Company Common Stock”), other than the Excluded Shares (as defined in Section 1.5(a) hereof and employed consistently throughout this Agreement) and the Dissenting Shares (as defined in Section 1.6(a) hereof and employed consistently throughout this Agreement), will be converted into the right to receive the Merger Consideration (as defined in Section 1.5(a) hereof and employed consistently throughout this Agreement).

B.                                     Pursuant to Section 92A.150 of the NRS, the Merger must be approved by those members of Merger Sub owning a majority of the interests in the current profits of Merger Sub owned by all of the members of Merger Sub.  Pursuant to subdivision 2 of Section 302A.613 of the MBCA, the Merger must be approved by the holders of a majority of the issued and outstanding shares of Company Common Stock.  The parties hereto have agreed to consummate the Merger only if it receives the approval of (i) the holders of a majority of the issued and outstanding shares of Company Common Stock and (ii) the holders of a majority of the issued and outstanding shares of Company Common Stock other than the Excluded Shares (collectively, the “Two-Tiered Shareholder Approval”).

C.                                     Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

Section 1.1                                      The Merger.  At the Effective Time (as defined in Section 1.2 hereof and employed consistently throughout this Agreement), and in accordance with,

and subject to, the terms and conditions of this Agreement and the applicable provisions of the MBCA and Chapter 92A of the NRS, Merger Sub will be merged with and into the Company, the separate legal existence of Merger Sub will thereupon cease, and the Company shall be the surviving organization in the Merger (as such, sometimes hereinafter referred to as the “Surviving Corporation”).  At the Effective Time, the Merger will have the other effects provided for in the applicable provisions of the MBCA and Chapter 92A of the NRS.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.2                                      Effective Time of the Merger.  Promptly following the receipt of the Two-Tiered Shareholder Approval of the Merger and the satisfaction or waiver of all other conditions precedent to the consummation of the Merger set forth in Article 6 of this Agreement, the Company and Merger Sub shall execute in the manner required by the MBCA and deliver for filing to the Secretary of State of the State of Minnesota, and shall execute in the manner required by Chapter 92A of the NRS and deliver for filing to the Secretary of State of the State of Nevada, articles of merger with respect to the Merger (the “Articles of Merger”).  The Merger will become effective upon the filing of (i) the Articles of Merger with the Minnesota Secretary of State, in accordance with Section 302A.641 of the MBCA, and (ii) the filing of the Articles of Merger with the Nevada Secretary of State, in accordance with Section 92A.240 of the NRS.  The term “Effective Time “ shall mean the date and time when the Merger becomes effective.

Section 1.3                                      Articles of Incorporation and Bylaws of the Surviving Corporation.  The Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the laws of the State of Minnesota and the applicable provisions of such Articles of Incorporation and Bylaws, respectively.

Section 1.4                                      Board of Directors and Officers of the Surviving Corporation.  At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the following three persons:  Johan P. Finley, Lona M. B. Finley and Peter D. Cleary, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

Section 1.5                                      Conversion of Ownership Interests.  The manner and basis of converting the issued and outstanding shares of Company Common Stock and the issued and outstanding units of limited liability company membership interest in Merger Sub shall be as follows:

(a)                                  At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock (“Excluded Shares”) held of record by Parent or Merger Sub immediately prior to the Effective Time, will, by virtue of the Merger and without any action on the part of the Company, the holder thereof or any other person, be converted entirely into and represent solely the right to receive, as provided in Section 1.8 hereof, (i) as of the Effective Time, an amount in cash equal to $1.25 (the “Initial Merger Consideration”), and (ii) a nontransferable, deferred payment right consisting of the right to receive, without interest thereon, an amount in cash equal to $0.50 on each of the first three anniversaries of the date when the Merger becomes effective, subject to the right of the Surviving Corporation, in its sole discretion, to prepay all, but not less than all, of the amounts then outstanding under all such nontransferable, deferred payment rights, net of a present value discount, as follows: if said prepayment is made anytime (A) on or prior to the first such anniversary, the Surviving Corporation shall pay in cash with respect to such right the amount of $1.36; (B) after the first such anniversary, but on or prior to the second such anniversary, the Surviving Corporation shall pay in cash with respect to each such right, in addition to the $0.50 payable on the first such anniversary, the amount of $0.93; and (C) after the second such anniversary, but prior to the third such anniversary, the Surviving Corporation shall pay in cash with respect to each such right, in addition to the $0.50 payable on each of the first and second such anniversaries, the amount of $0.50 (the “Residual Merger Consideration”; together with the Initial Merger Consideration, the “Merger Consideration”), in each case, prorated for fractional shares, if any.  Any payment made pursuant to this Section 1.5(a) and Section 1.8 hereof will be made net of applicable withholding taxes to the extent such withholding is required by law.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of such shares, the Merger Consideration will be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b)                                 At the Effective Time, each issued and outstanding share of Company Common Stock that is held of record by Parent or Merger Sub immediately prior to the Effective Time, shall continue to exist from and after the Effective Time as an issued and outstanding share of the Common Stock, $0.01 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”), with all the rights, privileges, franchises, immunities and other attributes and characteristics under the MBCA appertaining thereto as appertained thereto immediately prior to the Effective Time, all of which shares of Surviving Corporation Common Stock will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time (other than the 100 shares referenced in Section 1.5(c) hereof).

(c)                                  At the Effective Time, all units of limited liability company membership interest in Merger Sub that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, Merger Sub or any other person, be converted into and become the right to receive, in the aggregate, 100 newly issued shares of Surviving Corporation Common Stock.  From and after the Effective Time, each outstanding certificate of interest, if any, representing such units will be deemed for all purposes to evidence ownership of the proportional quotum of such newly issued shares of Surviving Corporation Common Stock; the holder of any such units, whether or not so certificated, shall be entitled, from and after the Effective Time, to receive from the Surviving Corporation a duly executed stock certificate or certificates evidencing the holder’s ownership of the corresponding number of newly issued shares of Surviving Corporation Common Stock, determined in accordance with the provisions of this Section 1.5(c), provided that, the Surviving Corporation shall be required to deliver such a stock certificate or certificates to the holder of any such units as formerly were so certificated only upon delivery by said holder to the Surviving Corporation of all of the certificates of interest evidencing the holder’s ownership of such units.

Section 1.6                                      Dissenters’ Rights.

(a)                                  Notwithstanding Section 1.5 hereof, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, if any, which are held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters’ rights with respect to such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights (“Dissenting Shares”), will not be converted into or represent the right to receive the Merger Consideration for such shares, but instead will be treated in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA unless and until such person effectively withdraws or loses such person’s right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right, or otherwise).  If, after the Effective Time, any such person shall effectively withdraw or lose such right (through failure to preserve or protect such right, or otherwise), then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest.

(b)                                 Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA, to payment of the fair value of such Dissenting Shares shall receive payment therefor (plus interest determined in accordance with Section 302A.473 of the MBCA) from the Surviving Corporation, and/or from the Disbursing Agent referred to in Section 1.8 hereof on behalf of the Surviving Corporation, pursuant to such provisions.

(c)                                  The Company shall give Parent prompt notice upon receipt by the Company at any time prior to the Effective Time of any notice of intent to demand the fair value of any shares of Company Common Stock under Section 302A.473 of the

MBCA, and any withdrawal of any such notice of intent to demand such fair value.  The Company agrees that it will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time prior to the Effective Time.

Section 1.7                                      Stock Options.  The Company will, promptly on or after the date of this Agreement, take all such actions as it is permitted or required to take under the terms of its stock option plans to cancel, prior to the Effective Time, all outstanding options (collectively, the “Stock Options” and, individually, a “Stock Option”) to purchase shares of Company Common Stock heretofore granted under any employee or nonemployee director stock option plan by the Company, and to pay, promptly, and in any event within ten days, after the date the Merger is effective, in cancellation of each such Stock Option (whether or not such Stock Option is then exercisable) to the optionee cash in the amount, if any, by which $2.61 exceeds the per share exercise price of such Stock Option, multiplied by the number of shares of Company Common Stock then subject to such Stock Option (the “Stock Option Settlement Amount”), but subject to all required tax withholdings by the Company.  Each holder of a then outstanding Stock Option that the Company does not have a right to cancel pursuant to the terms of the applicable stock option plan or agreement (if any), upon execution of a cancellation agreement (a “Stock Option Cancellation Agreement”) with the Company, which the Company shall use reasonable efforts to obtain from each such holder prior to or promptly after the consummation of the Merger, shall have the right to receive in cancellation of such Stock Option (whether or not such Stock Option is then exercisable) a cash payment from the Company promptly, and in any event within ten days, after the later of the consummation of the Merger or the execution of a Stock Option Cancellation Agreement, in an amount equal to the Stock Option Settlement Amount, without interest, but subject to all required tax withholdings by the Company.  Each Stock Option that is subject to a Stock Option Cancellation Agreement shall be canceled upon payment to the optionee of the Stock Option Settlement Amount for such Stock Option.  The Company hereby represents to Parent and Merger Sub that the Committee appointed pursuant to Section 2 of each of the Company’s 1993 Stock Option Plan and 2002 Stock Option Plan (collectively, the “Stock Option Plans”) has determined that the Merger is an Event as defined in Section 8 of each such Plan.

Section 1.8                                      Payment For Shares.

(a)                                  Prior to the Effective Time, Parent will designate Wells Fargo Bank or any other bank or trust company located in the United States having capital and surplus exceeding $500,000,000 that is reasonably satisfactory to the Company (the “Disbursing Agent”) to receive cash in an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), and (ii) the amount of the Initial Merger Consideration (such amount being hereinafter referred to as the “Exchange Fund”).

(b)                                 (i)                                     At the Closing (as defined in Section 2.1 hereof, and employed consistently throughout this Agreement), Merger Sub shall irrevocably deposit with the Disbursing Agent the full amount of the Exchange Fund.  At or before the

Effective Time, Parent will deliver irrevocable written instructions to the Disbursing Agent in form and substance reasonably satisfactory to the Company to make, out of the Exchange Fund, the payments of the Initial Merger Consideration in accordance with Section 1.8(c) hereof.  Such irrevocable instructions may authorize the Disbursing Agent to invest amounts in the Exchange Fund as Parent directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances issued by commercial banks with capital and surplus exceeding $500,000,000 (collectively, “Permitted Investments”); provided, however, that the maturities of Permitted Investments will be such as to permit the Disbursing Agent to make prompt payments to persons entitled thereto pursuant to this Section 1.8.  The Exchange Fund will not be used for any other purpose except as expressly provided in this Agreement.  Any net profit resulting from, or interest or income produced by, the Permitted Investments will remain in the Exchange Fund.  Parent and the Surviving Corporation jointly and severally agree to cause the Exchange Fund to be promptly replenished to the extent of any net losses incurred as a result of the Permitted Investments.

(ii)                                  In addition, if after the Effective Time any person holding of record or beneficially owning Dissenting Shares shall become entitled to receive payment for such Dissenting Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA, Parent will deliver irrevocable written instructions to the Disbursing Agent to pay either to such person or to the Surviving Corporation the amount to which such person is entitled pursuant thereto, provided that the payment from the Exchange Fund with respect to any Dissenting Share will not exceed the Initial Merger Consideration, and provided further that such instructions will, if sums are to be paid to the Surviving Corporation, be accompanied by a certificate of the Surviving Corporation that any sums so paid will be remitted by the Surviving Corporation to the shareholder or beneficial owner entitled thereto in accordance with Section 302A.473 of the MBCA.

(iii)                               Any amount remaining in the Exchange Fund one year after the Closing Date may be refunded to the Surviving Corporation, at its option; provided, however, that Parent and the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) will jointly and severally continue to be liable for any payments required to be made thereafter to holders of Dissenting Shares pursuant to Section 1.5(a) hereof or Section 302A.473 of the MBCA.

(c)                                  As soon as practicable after the Effective Time, the Disbursing Agent will mail to each holder of record of a stock certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock (other than Dissenting Shares and Excluded Shares) a letter of transmittal in form reasonably acceptable to the Surviving Corporation (a “Letter of Transmittal”), for execution and return by such holder to the Disbursing Agent, accompanied by instructions for use in effecting the surrender of such stock certificate or certificates in exchange for (i) the Initial Merger Consideration for each of such holder’s issued and outstanding shares of Company Common Stock pursuant to Section 1.5(a)

hereof, and (ii) a Certificate of Deferred Payment Right evidencing the holder’s right pursuant to Section 1.5(a) hereof to receive the Residual Merger Consideration with respect to each such share from the Surviving Corporation, in the form prepared by the Company and delivered to the Disbursing Agent (each, a “DPR Certificate”).  The Disbursing Agent, as soon as reasonably practicable following receipt of any such stock certificate or certificates together with a duly executed Letter of Transmittal and any other items specified in the Letter of Transmittal, will pay by cashier’s check of the Disbursing Agent to the person(s) entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount (rounded up or down to the nearest whole $.01, for which purpose $.005 shall be rounded up to the nearest whole $.01) resulting from multiplying (A) the number of shares of Company Common Stock represented by the stock certificate or certificates so surrendered (including fractional shares) by (B) the amount of the Initial Merger Consideration, and will deliver to the holder concurrently with such cashier’s check the applicable DPR Certificate addressed to such holder and executed by the Surviving Corporation.  No interest will be paid or accrued on the cash payable upon the surrender of any such stock certificate or certificates.

(d)                                 In the event any such stock certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate or certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 1.8(c) hereof but for failure to deliver such stock certificate or certificates to the Disbursing Agent will nevertheless be paid to such person; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably determine as indemnity against any claim that may be had against the Surviving Corporation or Parent with respect to the stock certificate or certificates alleged to have been lost, stolen or destroyed.

Section 1.9                                      No Further Rights or Transfers.  At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be canceled and cease to exist eo instante, and each holder of a stock certificate or certificates that represented shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by such stock certificate or certificates, except for (i) the right to surrender such stock certificate or certificates in exchange for the payment of the Initial Merger Consideration as provided pursuant to Section 1.5(a) hereof and the issuance and delivery to such holder of a DPR Certificate obliging the Surviving Corporation to pay to such holder the Residual Merger Consideration with respect to all such shares or, (ii) the right to preserve and perfect such holder’s right to receive payment for such holder’s shares pursuant to Section 302A.473 of the MBCA and Section 1.6 hereof if such holder has validly exercised and not withdrawn or lost such right.  No transfer of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation in connection with the Merger.

Section 1.10                                Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to effectuate the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to effectuate the purposes of this Agreement.

ARTICLE 2
THE CLOSING

Section 2.1                                      Generally.  Subject to the provisions of Articles 6 and 7 hereof, the closing (the “Closing”) of the transactions contemplated hereby will occur on August 27, 2004, or at such other time and date as the Company and Parent may mutually agree upon (the “Closing Date”).  The Closing will be held at the offices of the Company located at 6171 McLeod Drive, Las Vegas, Nevada, or at such other place as the Company and Parent may mutually agree.

Section 2.2                                      Deliveries at the Closing.  Subject to the provisions of Articles 6 and 7 hereof, at the Closing:

(a)                                  The Company and Merger Sub will cause the Articles of Merger to be filed as provided in Section 1.2 hereof and will take any and all other lawful actions and do any and all other lawful things necessary or desirable to cause the Merger to become effective; and

(b)                                 Subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Exchange Fund one year after the Closing Date under Section 1.8 hereof, Merger Sub will irrevocably deposit with the Disbursing Agent the full amount of the Exchange Fund.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule appended to this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                      Organization and Qualification; Subsidiaries.

(a)                                  Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.  The Company has heretofore delivered to Parent accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries.  Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation or Bylaws (or similar governing documents).

(b)                                 Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The term “Company Material Adverse Effect” shall, for the purposes of this Agreement, mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of the Company and its subsidiaries, taken as a whole, other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets or (iii) the entering into or the public disclosure of this Agreement or the transactions contemplated hereby.

Section 3.2                                      Capitalization of the Company and its Subsidiaries.

(a)                                  The authorized capital stock of the Company consists of (i) 2,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding as of the date hereof; and (ii) 20,000,000 shares of common stock, $0.01 par value per share, 3,812,222 of which are issued and outstanding as of the date hereof.  All of the outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights.  Except as set forth supra or as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company and, no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries (collectively “Company Securities”).  Section 3.2 of the Company Disclosure Schedule identifies, as of the date hereof, the holder of each outstanding Stock Option issued pursuant to the Stock Option Plans, the number of shares of Company Common Stock issuable upon the exercise of each such Stock Option and the exercise price and expiration date thereof and, except as set forth in Section 3.2 of the Company Disclosure Schedule, no options currently outstanding have been granted other than pursuant to the Stock Option Plans.  As of the date hereof, except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Securities.  Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

(b)                                 Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s subsidiaries is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien (as defined infra) or any restriction on the right to vote or sell the same (except as may be provided as a matter of law).  All of the outstanding shares of capital stock of the Company’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws.  There are no securities of the Company’s subsidiaries convertible into or exchangeable for, no options, warrants or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance, purchase or sale, directly or indirectly, by the Company or any of its subsidiaries of, any capital stock or other ownership interests in or any other securities of any subsidiary of the Company.  There are no outstanding contractual obligations of the Company’s subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.  For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(c)                                  The Company Common Stock constitutes the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.3                                      Authority Relative to this Agreement; Enforceability.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been unanimously recommended by the Special Committee and duly and validly authorized by a unanimous vote of the Board of Directors of the Company, and no other corporate proceedings on the part of the Company or its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the obtaining of the Two-Tiered Shareholder Approval of (i) this Agreement, and (ii) the Merger (collectively, the “Merger Voting Items”).  The Special Committee is composed exclusively of directors that have no employment or other pecuniary relationship with the Company, other than in their capacity as members of its Board of Directors or any committee thereof.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4                                      SEC Reports; Financial Statements.  The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) for the periods beginning on or after January 1, 1999 (such filings, along with any other filings made by the Company with the SEC pursuant to the Securities Act (as defined infra) or the Exchange Act are hereinafter referred to as “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed.  None of such Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), and fairly and accurately present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.  The Company has no material liabilities, whether accrued, absolute, fixed or contingent, which are required by GAAP to be reflected or reserved against or otherwise disclosed in the Company’s financial statements, except as reflected or reserved against or otherwise disclosed in the financial statements of the Company contained in the Company SEC Reports or which have arisen in the ordinary course of the Company’s business since the date of the latest of such reports, and except for any such liabilities that would not have a Company Material Adverse Effect.

Section 3.5                                      Information Supplied.  None of the information contained in or incorporated by reference in the proxy statement (the “Proxy Statement”) relating to the meeting of the shareholders of the Company to be called pursuant to Section 5.3(c) hereof (including all adjournments thereof, the “Shareholders Meeting”) will, at the date the definitive Proxy Statement is mailed to shareholders of the Company or (as amended or supplemented) at the time of the Shareholders Meeting (and, if adjourned, at the time of each adjourned meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.  The Proxy Statement insofar as it relates to the Shareholders Meeting will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.6                                      Consents and Approvals; No Violations.

(a)                                  Except as set forth in Section 3.6 of the Company Disclosure Schedule with respect to the gaming industry regulatory agencies referenced therein, and except for filings, permits, authorizations, consents and approvals as required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, and the filing of the Articles of Merger as required by the MBCA and Chapter 92A of the NRS, no filing with or notice to, and no permit, authorization, consent or approval of, any court, arbitrator or tribunal, or administrative, regulatory or other governmental body, agency or authority, foreign or domestic (a “Governmental Entity”), is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

(b)                                 Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or Lien) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Company Material Adverse Effect.

Section 3.7                                      Absence of Changes.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, since December 31, 2003, there has not been:  (i) any events, changes or effects with respect to the Company or its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect or that are outside the ordinary course of the Company’s business; (ii) any declaration, payment or setting aside for payment of any dividend (except to the Company or any subsidiary wholly-owned by the Company) or other distribution by the Company or any of its subsidiaries, or any redemption, purchase or other acquisition, by the Company or any of its subsidiaries, of any shares of capital stock or securities of the Company or any subsidiary of the Company; (iii) any return of any capital or other distribution of assets to shareholders of the Company or any subsidiary of the Company (except to the Company or any subsidiary wholly-owned by the Company); (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), by the Company or any of its subsidiaries of any person or business; (v) any material change by the Company to its accounting policies, practices, or methods; (vi) any amendment to the Articles of Incorporation or Bylaws or other organizational documents of the Company or any of its subsidiaries; (vii) any sale or transfer by the Company of any material portion of its assets or of any material asset, except in the ordinary course of its business and consistent with past practice; (viii) any pledge by the Company or any of its subsidiaries of any of its assets or subjection of any of its assets to any Lien, except in the ordinary course of business and consistent with past practice; (ix) any commencement or settlement of material legal proceedings by the Company or any of its subsidiaries; (x) any action taken by a Governmental Entity which affects, in any material respect, the business of the Company, except, in the case of each of the foregoing clauses (i) through (x), as expressly contemplated by this Agreement or as disclosed in the Company SEC Reports.

Section 3.8                                      Litigation.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or otherwise.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.9                                      Compliance with Applicable Law.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company and its subsidiaries hold all material permits, licenses, findings of suitability, authorizations, variances, exemptions, orders and approvals as required from all Governmental Entities, and have filed all material required notifications, registrations and listings with all Governmental Entities, all of which are in full force and effect (the “Company Permits”), except for failures to hold such permits, licenses, findings of suitability, authorizations, variances, exemptions, orders and approvals and failures to have filed such notifications, registrations and listings, which would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.  The Company has not received any notice from any Governmental Entity that the businesses of the Company and its subsidiaries are being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which are not material to the Company’s business.  To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the businesses of the Company or its subsidiaries is pending or threatened nor has any Governmental Entity indicated to the Company an intention to conduct the same.

Section 3.10                                Brokers.  Other than The Seidler Companies, Inc. (“TSC”), the financial advisor retained by the Company in connection with the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.11                                Taxes.

(a)                                  For purposes of this Agreement, a “Tax” or, collectively, “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.  For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to U.S.  Treasury Regulations § 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes of any predecessor entity.

(b)                                 The Company and each of its subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except, in the case of clauses (i), (ii) and (iii), for any such filings, payments or accruals that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no audits pending or known by the Company to be contemplated with respect to the Company’s Tax returns as of the date of this Agreement.  Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for Taxes, or to the knowledge of the Company, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.  The Company and each of its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that do not have, or are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), except for any such elections that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no Liens for Taxes upon the assets of the Company or any of its subsidiaries (other than Liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for Liens that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  No extension of a statute of limitations relating to any Taxes is in effect with respect to the Company and its subsidiaries as of the date of this Agreement.

(c)                                  Neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax return (or a group of corporations filing a consolidated, combined or unitary income Tax return under comparable provisions of state, local or foreign tax law) for any taxable period, other than a group the common parent of which was the Company or any subsidiary of the Company.

(d)                                 Neither the Company nor any of its subsidiaries has any obligation except with respect to the Company and its subsidiaries under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to U.S. Treasury Regulations § 1.1502-6 or comparable provisions of state, local or foreign tax law), including with respect to any liability for Taxes of any predecessor entity, except for obligations that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.12                                Required Shareholder Vote.  The Two-Tiered Shareholder Approval is the only approval by the Company’s shareholders required under applicable law, including, without limitation, the MBCA, for the adoption and approval of the Merger Voting Items.

Section 3.13                                No Existing Discussions.  As of the date of this Agreement, neither the Company nor any of its affiliates is engaged, directly or indirectly, in any discussions or negotiations with any party (other than Parent or Merger Sub) with respect to a Takeover Proposal (as defined in Section 5.2(a) hereof).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth on the Parent Disclosure Schedule appended to this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1                                      Organization.

(a)                                  Each of Parent and Merger Sub is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and Merger Sub has heretofore delivered to the Company accurate and complete copies of its Articles of Organization and Operating Agreement (if any) as currently in effect.

(b)                                 Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.  The term “Parent Material Adverse Effect” shall, for the purposes of this Agreement, mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of Parent and Merger Sub, taken as a whole, other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets or (iii) the entering into or the public disclosure of this Agreement or the transactions contemplated hereby.

Section 4.2                                      Authority Relative to this Agreement; Enforceability.  Each of Parent and Merger Sub has all necessary power and authority as a limited liability company to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the unanimous vote of its respective managers and members and no other limited liability company proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid, legal and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3                                      Information Supplied.  None of the information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will, at the time that the definitive Proxy Statement is mailed to the shareholders of the Company or (as amended or supplemented) at the time of the Shareholders Meeting (and, if adjourned, at the time of each adjourned meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4                                      Consents and Approvals; No Violations.

(a)                                  Except as set forth in Section 4.4 of the Parent Disclosure Schedule with respect to the gaming industry regulatory agencies referenced therein, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, and the filing of the Articles of Merger as required by the MBCA and Chapter 92A of the NRS, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by either of Parent or Merger Sub of this Agreement or the consummation by either of Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not have a Parent Material Adverse Effect.

(b)                                 Neither the execution, delivery and performance of this Agreement by either Parent or Merger Sub nor the consummation by either Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Organization or Operating Agreement (if any) of either Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Merger Sub is a party or by which either of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to either of Parent or Merger Sub or any of their respective properties or assets, except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Parent Material Adverse Effect.

Section 4.5                                      Financing.  Parent has received a written financing commitment, a copy of which has previously been delivered to the Company, in the amount of $5.5 million from Cochran Road, LLC (the “Financing Commitment”), and shall have sufficient funds available to pay the Initial Merger Consideration as of the Effective Time.  As of the Effective Time, Merger Sub shall, as the result of one or more capital contributions made to it by Parent, have liquid assets and net worth in an amount equal to not less than the amount of the Exchange Fund.

Section 4.6                                      No Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of either Parent or Merger Sub, threatened, against either Parent or Merger Sub or any of their properties or assets before any Governmental Entity or otherwise which would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  Neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that could reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.7                                      Brokers.  Other than Libra Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Parent or Merger Sub.

Section 4.8                                      Beneficial Ownership of Shares.  Except as set forth in Section 4.8 of the Parent Disclosure Schedule and Section 3.2 of the Company Disclosure Schedule, as of the date hereof, none of Parent, Merger Sub, Johan P. Finley, Lona M. B. Finley and Peter D. Cleary or any of their respective affiliates beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act) any outstanding shares of Company

Common Stock, or any securities convertible into or exchangeable for shares of Company Common Stock.

Section 4.9                                      Ownership of Parent and Merger Sub; Holding of Excluded Shares.  As of the date hereof, Parent is the sole owner of all of the issued and outstanding equity interests in Merger Sub, and The Finley Family Trust, dated July 10, 2001, of which Johan P. Finley and Lona M.B. Finley are the sole settlors, beneficiaries and trustees (the “Trust”), is the owner of 25%, and Johan P. Finley is the owner of 75%, of the issued and outstanding equity interests in Parent.  From and after the date hereof and prior to the Closing, Parent will be the sole holder of an equity interest in Merger Sub, and no person other than Johan P. Finley, the Trust and Peter D. Cleary will hold an equity interest in Parent, or rights convertible into or exchangeable for an equity interest in Parent (other than Jess M. Ravich, with respect to a debt instrument to be issued to him by Johan P. Finley that is exchangeable into equity interests in Parent owned by Mr. Finley upon the satisfaction of certain conditions, including, without limitation, the obtaining by Mr. Ravich of all required approvals from applicable gaming regulatory authorities).  Prior to the Closing, Johan P. Finley and Lona M. B. Finley shall have transferred to Parent all of the issued and outstanding shares of Company Common Stock beneficially owned or held of record by them on the date of this Agreement, other than 60,200 shares of Company Common Stock held of record by them in the capacity of custodian or trustee for their minor children.

Section 4.10                                No Prior Activities of Merger Sub.  Except for obligations incurred in connection with its formation, organization and financing or the negotiation and documentation of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any other person.

ARTICLE 5
COVENANTS

Section 5.1                                      Conduct of Business.

(a)                                  Conduct of Business by the Company.  Except as expressly set forth in this Agreement or as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, or until the earlier termination of this Agreement pursuant to the terms of Article 7 hereof, the Company shall use, and shall cause its subsidiaries to use, reasonable commercial efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and to preserve their current relationships with customers, vendors and lenders.

(b)                                 Negative Covenants.  Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), between the date of this Agreement and the Effective Time, or until the earlier termination of this Agreement pursuant to the terms of Article 7 hereof, the Company shall not, and shall not permit any of its subsidiaries to:

(i)                                     amend its Articles of Incorporation or Bylaws (or other similar governing instruments);

(ii)                                  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of shares of Company Common Stock pursuant to options previously granted;

(iii)                               split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

(iv)                              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than with respect to the Merger);

(v)                                 alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any subsidiary, except that the Company may establish one or more subsidiary companies to facilitate financing in the ordinary course of business;

(vi)                              (A) incur or assume any long-term or short-term debt (including, without limitation, obligations under conditional sale or title retention agreements, obligations assumed as deferred purchase price, capitalized lease obligations, obligations under swap or hedging agreements, performance bonds or letters of credit) or issue any debt securities, except in the ordinary course of business consistent with past practice;  (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice;  (C) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any other person (including, without limitation, subsidiaries of the Company and employees and customers of the Company);  (D) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries;  (E) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon (other than tax Liens for taxes not yet due), other than in the ordinary course of business consistent with past practice; or (F) forgive any material debts owing to the Company or its subsidiaries;

(vii)                           except as set forth in Section 5.1 of the Company Disclosure Schedule or as may be required by law, enter into, adopt, amend (except for immaterial or ministerial matters) or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph shall not prevent the Company or its subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice;

(viii)                        except as set forth in Section 5.1 of the Company Disclosure Schedule, acquire, sell, lease or dispose of any material amount of assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;

(ix)                                except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

(x)                                   except as set forth in Section 5.1 of the Company Disclosure Schedule, (A) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to the Company and its subsidiaries, taken as a whole; or (C)  authorize any new capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice, provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(xi)                                settle or compromise any pending or threatened suit, action or claim (A) that relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by the Company and its subsidiaries in the aggregate of $1,000,000 or more;

(xii)                             adopt a shareholder rights plan or any similar plan or instrument or take any similar action that would have the effect of impairing or delaying the consummation of the Merger;

(xiii)                          pay, discharge, or satisfy any material claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xiv)                         pay or incur any obligation to pay any fee relating to the Merger to a broker, finder or investment banker, other than TSC; or

(xv)                            agree in writing or otherwise to take any of the actions described in this Section 5.1(b).

Section 5.2                                      Other Potential Acquirors.

(a)                                  During the period commencing with the date of this Agreement and ending with the Effective Time or earlier termination of this Agreement in accordance with the provisions of Article 7 hereof, the Company shall not, and shall not permit any of its subsidiaries to, nor authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries (“Representatives”) to, directly or indirectly:  (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as defined infra) or any inquiries with respect thereto, or take any other action to facilitate the making of, or that reasonably may be expected to lead to the making of, any Takeover Proposal, (ii) engage in negotiations or discussions with, or furnish any information or data to, or afford access to the properties, books or records of the Company or its subsidiaries to, any third party relating to an actual or potential Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal or recommend any Takeover Proposal.  For purposes of this Agreement, “Takeover Proposal” means any written proposal or offer (whether or not delivered to the Company’s shareholders generally) for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.2(a) hereof or otherwise in this Agreement, and so long as the Company is otherwise in compliance with the provisions of Section 5.2(a) hereof, if the Company and its Board of Directors or the Special Committee prior to the Shareholders Meeting determine in good faith after discussion with their respective counsel that a specific unsolicited Takeover Proposal would likely result in a Superior Proposal (as defined in Section 5.2(d) hereof), and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the Potential Acquiror (as defined infra), would be inconsistent with the Board of Directors’ fiduciary duties to the Company’s shareholders under applicable law, then the Company and its Board of Directors or Special Committee:  (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal they deem appropriate) with and furnish information to any third party making such Takeover Proposal (a “Potential Acquiror”), and (ii) may take and disclose to the Company’s shareholders a position with respect to any tender or exchange offer by a third party in connection with such Takeover Proposal, and amend or withdraw such position, pursuant to the requirements of Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(c)                                  Any non-public information furnished by the Company to a Potential Acquiror pursuant to Section 5.2(b) hereof shall be furnished pursuant to a confidentiality agreement in form and substance reasonably acceptable to the Company.

(d)                                 Neither the Board of Directors of the Company nor the Special Committee shall approve or recommend, or propose to approve or recommend, or enter into any agreement (other than a confidentiality agreement meeting the requirements of paragraph (c) supra) with respect to, any Takeover Proposal unless the Board and the Special Committee determine in good faith, after receiving advice from their financial advisor(s), that such Takeover Proposal would, if completed in accordance with its terms, result in a Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a written Takeover Proposal made by a third party:  (i) which the Board of Directors of the Company and the Special Committee determine, based on such matters as they reasonably deem pertinent, including, without limitation, the likelihood of consummation, the relevant trading markets, and the liquidity of any securities offered in connection with the Takeover Proposal, is superior as compared with the Merger from a financial point of view, and (ii) with respect to which, if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit shareholders to receive the payment of the offered consideration in respect of all shares at the same time (unless there is a cash payment at closing of at least $2.61 per share), the Company’s Board of Directors and the Special Committee have been furnished with the written opinion of the financial advisor to the Special Committee that (in the case of clause (x)) the Takeover Proposal is readily financeable and (in the case of clause (y)) the Takeover Proposal provides a higher value per share, from a financial point of view, than the consideration per share to be paid to the Company’s shareholders pursuant to the Merger.  Notwithstanding anything to the contrary in this Section 5.2, no Takeover Proposal otherwise satisfying the criteria of a Superior Proposal shall be deemed to be a Superior Proposal if the Potential Acquiror or, in the case of an entity, any of its owners or key executives (collectively, “Unlicensed Persons”), does not possess, at the time said Takeover Proposal is made to the Company, all required regulatory licenses and approvals, including, without limitation, gaming industry licenses and approvals from all gaming regulators in all jurisdictions in which the Company and/or its affiliates then conduct business, necessary in order for said Potential Acquiror to lawfully conduct a business similar to that then conducted by the Company in each such jurisdiction, unless the Special Committee affirmatively determines, prior to the Company’s entering into any agreement (other than a confidentiality agreement meeting the requirements of paragraph (c) supra) with the Potential Acquiror with respect to said Takeover Proposal, that it is significantly more probable than not that all such applicable licenses and approvals will be obtained by all of the Unlicensed Persons prior to September 1, 2004.

(e)                                  Except as provided in this Section 5.2, neither the Board of Directors of the Company, nor the Special Committee, shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Board of Directors’ approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a potential Superior Proposal which is entered into by the Company in accordance with Section 5.2(c) hereof) relating to any Takeover Proposal, or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in response to a Superior Proposal which was not solicited on or subsequent to the date of this Agreement by the Company, any of its subsidiaries or any of the Representatives, and which did not otherwise result from a breach of Section 5.2(a) hereof, the Board of Directors of the Company may, subject to the immediately following two sentences, terminate this Agreement pursuant to and subject to the terms of Section 7.1(g) hereof and, concurrently with such termination, cause the Company to enter into an agreement with a Potential Acquiror with respect to a Superior Proposal (a “Superior Proposal Agreement”), but only if the Board of Directors of the Company determines, after consultation with its counsel, that failure to terminate this Agreement and accept the Superior Proposal would be inconsistent with the fiduciary duties of the members of such Board of Directors to the Company’s shareholders under applicable law.  Such actions may be taken by the Company’s Board of Directors only if it has delivered to Parent prior to or on the date of the Shareholders Meeting written notice of the intent of the Company’s Board of Directors to take the actions referred to in the preceding sentence, together with a copy of the related Superior Proposal Agreement and a description of any terms of the Takeover Proposal not contained therein.  The Company’s Board of Directors shall not terminate this Agreement and enter into a Superior Proposal Agreement pursuant to this Section 5.2(e) until the end of the third business day following delivery of such notice to Parent, after which, the Company’s Board of Directors, taking into account such matters as they deem pertinent (including, without limitation, the likelihood of consummation, the relevant trading markets, and the liquidity of any securities offered in connection with the Takeover Proposal, as well as any indications from Parent that it will make an alternative proposal), may proceed with such Superior Proposal and enter into a Superior Proposal Agreement with the Potential Acquiror in connection therewith.

(f)                                    The Company promptly, and in any event within 48 hours, shall advise Parent orally and in writing of the submission of any Takeover Proposal, the identity of the person making any such Takeover Proposal and the material terms of any such Takeover Proposal; provided, however, that Parent shall not interfere with the Company, the Board of Directors of the Company or the Special Committee with respect to any such Takeover Proposal (including any deliberations related to any such Takeover Proposal or any matter related thereto).  The Company shall keep Parent fully informed of the status and material terms of any such Takeover Proposal.

Section 5.3                                      Preparation of Proxy Statement; Shareholders Meeting.

(a)                                  As promptly as reasonably practicable after the execution of this Agreement, the Company shall file the Proxy Statement with the SEC.  The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement and form of proxy to be mailed to the Company’s shareholders at the earliest practicable date, subject to the provisions of Section 5.3(c) hereof.  Parent shall be responsible for preparing the first draft of the Proxy Statement and delivering it to the Company not later than April 25, 2004, shall otherwise cooperate in the preparation of the Proxy Statement and shall furnish the Company with all information relating to it and Merger Sub for inclusion in the Proxy Statement as the Company may reasonably request.  The Company agrees, as to information with respect to the Company, its officers, directors, shareholders and subsidiaries contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent and Merger Sub and their managers, members and officers contained in the Proxy Statement, that such information, at the date the definitive Proxy Statement is mailed to the shareholders of the Company and (as amended or supplemented) at the time of the Shareholders Meeting (and, if adjourned, at the time of each adjourned meeting), will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  Parent and its counsel shall be given the opportunity to review the Proxy Statement and all amendments and supplements thereto prior to their being filed with the SEC, and the Company shall not make any such filing without consulting with Parent and including such modifications as Parent reasonably requests.  The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information, and Company shall timely furnish copies thereof to Parent.  The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by said party for use in the Proxy Statement, if and to the extent that it shall have become materially false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed promptly with the SEC and to use all reasonable efforts to cause the definitive Proxy Statement to be disseminated to the Company’s shareholders, in each case, as and to the extent required by applicable laws, rules and regulations.

(b)                                 Parent and its affiliates (to the extent required by law) shall prepare, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement, and shall cause the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement.  The Company shall promptly furnish to Parent all information concerning the Company as may reasonably be requested by Parent in connection with the preparation of the Schedule 13E-3.  The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3, if and to the extent that such information is or shall have become incomplete, false or misleading.  In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and Parent and Company shall take all reasonable steps to cause same to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws.  The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments by the staff of the SEC with respect thereto prior to its being filed with or delivered to the SEC and Parent shall consider any such comments in good faith.  Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC concerning the Schedule 13E-3 promptly after receipt thereof.

(c)                                  As soon as reasonably practicable following the clearance of comments from the staff of the SEC regarding the Proxy Statement, the Company shall call and hold the Shareholders Meeting, which shall be the Company’s Annual Shareholders Meeting for 2004, for the purpose of obtaining the Two-Tiered Shareholder Approval of the Merger Voting Items, and transacting such other Company business as is appropriate for the Company’s 2004 Annual Shareholders Meeting.  The notice of the Shareholders Meeting mailed to the Company’s shareholders shall be accompanied by a copy of the definitive Proxy Statement, and shall be mailed to the Company’s shareholders not less than twenty days prior to the date of the Shareholders Meeting.  The Company, through its Board of Directors, shall recommend to its shareholders approval of the Merger Voting Items, provided, however, that the Company’s Board of Directors may withdraw, modify or amend its recommendation if it shall determine in the reasonable and customary exercise of its fiduciary duties to the Company’s shareholders under applicable law that such recommendation should not be made.  After the delivery to the Company’s shareholders of copies of the definitive Proxy Statement, the Company shall use its reasonable best efforts to solicit proxies from its shareholders in connection with the Shareholders Meeting, and otherwise to secure the vote or consent of its shareholders in favor of each of the Merger Voting Items, in each case, conformably with applicable laws, rules and regulations, unless the Company’s Board of Directors shall determine in good faith, in the reasonable and customary exercise of its fiduciary duties to the Company’s shareholders under applicable law, that such solicitation should not be made.  In the event that the Shareholders Meeting is adjourned one or more times, references in this paragraph and elsewhere in this Agreement to “the Shareholders Meeting” shall be deemed to apply, mutatis mutandis, to each adjourned meeting.

Section 5.4                                      Access to Information; Confidentiality.  Upon request by Parent and permission granted by the Company, which shall not be unreasonably withheld or delayed, the Company shall, and shall cause its subsidiaries to, afford Parent and its lenders and other investors, and the officers, employees, managers, accountants, counsel, financial advisors and other representatives of Parent and its lenders and other investors, reasonable access, during normal business hours during the period prior to the Effective Time, and in a manner reasonably designed to minimize disruption to the operations of the Company and its subsidiaries, to all their respective personnel, properties, books, contracts, agreements, commitments, Tax returns and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.  Except as required by law, Parent will hold, and will cause its lenders and other investors and their respective officers, employees, managers, accountants, counsel, financial advisers and other representatives and affiliates to hold, as confidential any such information disclosed by the Company or its subsidiaries pursuant to this Section 5.4 as is non-public.  Such access shall be terminated upon termination of this Agreement in accordance with the provisions of Article 7 hereof.

Section 5.5                                      Reasonable Efforts; Notification.

(a)                                  Each of the Company and Parent agrees (and shall cause their respective subsidiaries) to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation: (i) the securing of all Governmental Approvals (as defined in Section 5.12 hereof) in accordance with the provisions of Section 5.12 hereof, (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from third parties other than Governmental Entities, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully effectuate the purposes of, this Agreement and (iv) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the exerting of all reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby.  Parent hereby agrees to use its commercially reasonable best efforts to complete the financing contemplated by, and on substantially the terms set forth in, the Financing Commitment.  In the event that such financing is or becomes unavailable, Parent shall exert reasonable efforts to obtain alternative financing on substantially the same terms set forth in the Financing Commitment or on other commercially reasonable terms.

(b)                                 The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any Material Respect (as defined in Section 8.3(c) hereof and employed consistently throughout this Agreement), (ii) the failure by it to comply with or satisfy in any Material Respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) the occurrence of an event or events which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, or Parent Material Adverse Effect, as applicable.  The Company shall give prompt written notice to Parent (i) of the commencement of, or, to the extent the Company has knowledge thereof, the threat of, any litigation involving or affecting the Company or any subsidiary, or any of their respective properties or assets, or, to the Company’s knowledge, any employee, agent, director or officer of the Company or any subsidiary, in his or her capacity as such, which, if pending on the date hereof, would have been required to have been disclosed by the Company in or pursuant to this Agreement and (ii) of any material development in connection with any litigation disclosed by the Company in or pursuant to this Agreement or in the Company SEC Reports.  Each of Parent and the Company hereby represents that, as of the date hereof, it does not have any actual knowledge of a breach of the representations and warranties being made by such other party in or pursuant to this Agreement.

Section 5.6                                      Stock Options.  Each Stock Option outstanding pursuant to the Stock Option Plans or otherwise, whether or not then exercisable, shall be canceled as of the Effective Time and thereafter only entitle the holder thereof, upon surrender thereof, to receive the amount specified in Section 1.7 hereof, which cancellation shall be in accordance with the terms of the Stock Option and the applicable Stock Option Plan.  Prior to the Effective Time, the Company shall mail to each person who is a holder of outstanding Stock Options granted pursuant to the Stock Option Plans or otherwise a letter in a form reasonably acceptable to Parent which describes the treatment of and payment for such options pursuant to Section 1.7 hereof and this Section 5.6 and provides instructions for use by the optionee in obtaining payment for such options hereunder.

Section 5.7                                      Takeover Statutes; Inconsistent Actions.  If any “fair price,” “moratorium,” “control share,” “business combination,” “shareholder protection” or similar or other anti-takeover statute or regulation (including, without limitation, Sections 302A.671, 302A.673 and 302A.675 of the MBCA) shall become applicable to the Merger or any of the other transactions contemplated hereby, as impediments to the consummation thereof, the Company and the Board of Directors of the Company shall grant such approvals and use their reasonable best efforts to take all such actions so that the Merger and the other transactions contemplated hereby may be consummated on the terms contemplated hereby and otherwise eliminate to the extent practicable the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.8                                      Indemnification; Exculpation.

(a)                                  All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director or officer of the Company or any of its subsidiaries (each, an “Indemnified Person”), as provided in the Articles of Incorporation, Bylaws or similar organizational documents of the Company or any of its subsidiaries or by law as in effect on the date hereof, will survive the Merger for a period of four (4) years after the Effective Time (or, in the event any relevant claim is asserted or made within such four-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time (including actions with respect to the consummation of the transactions contemplated by this Agreement), and no action taken by the Surviving Corporation or any other person during such period will be deemed to diminish the obligations of the Surviving Corporation set forth in this Section 5.8(a).  Parent hereby guarantees the payment and performance of the Surviving Corporation’s obligations set forth in this Section 5.8(a).  Each Indemnified Person is intended to be a third party beneficiary of this Section 5.8(a) and may specifically enforce its terms.  This Section 5.8(a) shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any separate agreement with the Company or under the Company’s Articles of Incorporation or Bylaws.

(b)                                 The obligations of Parent and the Surviving Corporation contained in this Section 5.8 shall be binding on the respective successors and assigns of Parent and the Surviving Corporation.  If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or organization of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

Section 5.9                                      Fees and Expenses.  Except as expressly provided in Section 7.5 and Section 8.12 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  The Company shall not pay any such costs and expenses as may be incurred by any individual shareholder of the Company in his, her or its capacity as such.

Section 5.10                                Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, without first obtaining the prior consent of the other party; provided, however, that in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with the NASDAQ SmallCap Market, the parties will exert reasonable best efforts to consult with each other before issuing, and to provide each other an advance opportunity to review and comment upon, any such press release or other public statement.

Section 5.11                                Officer and Director Insurance.  Prior to the Effective Time, the Company shall procure appropriate “tail insurance coverage” to cover the Company’s current officers and directors for claims based on conduct occurring prior to the Effective Time, but made after such time, which coverage shall be substantially similar to the officer and director liability coverage currently maintained by the Company.  The Surviving Corporation shall maintain such coverage for a period of not less than four (4) years following the Effective Date or, in the event such coverage is not available for such four-year period, such maximum lesser period as is available, but not for less than three years.  The Surviving Corporation shall take no action that would lead to the termination or modification of such coverage prior to the expiration of such tail period.  Notwithstanding the foregoing, in the event that the aggregate amount of the annual premiums for the coverage otherwise required pursuant to this Section 5.11 exceeds 175% of the amount of the annual premium paid as of the date hereof by the Company for such coverage or equivalent coverage, the Surviving Corporation shall use all reasonable efforts to maintain the most advantageous policies of tail insurance coverage obtainable for annual premiums equal in aggregate to no more than 175% of the amount of the annual premium paid as of the date hereof by the Company for such coverage.

Section 5.12                                Governmental Approvals.  Each of Parent and the Company shall exert reasonable efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, in order to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (the “Governmental Approvals”), and shall file initial applications and documents related to all such Governmental Approvals within such time as is necessary for such Governmental Approvals to be granted on or before the Closing Date, and shall act reasonably and promptly thereafter in responding to additional requests made by the applicable Governmental Entities in connection therewith.

Section 5.13                                Voting Agreement.  Parent hereby agrees that at the Shareholders Meeting, and at any other meeting of the Company’s shareholders, however called, and in any action by consent of the shareholders of the Company, occurring prior to the Effective Time, it shall, and shall cause its affiliates that own any Company Common Stock to, vote, (i) in favor of the Merger Voting Items, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity, other than the Merger, or any action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Company under this Agreement, or which would result in any of the conditions to the Company’s obligations under this Agreement not being fulfilled, provided that, notwithstanding the foregoing, Parent and its affiliates that own any Company Common Stock shall be entitled to vote in favor of a Superior Proposal.

Section 5.14                                Indemnification by Company.  The Company shall indemnify Parent and Merger Sub, and each of their current and former managers, members, officers, directors, employees, agents and representatives (individually, an “Indemnitee,” and, collectively, the “Indemnitees”), to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket costs or expenses, including judgment awards and amounts paid in settlement, incurred by an Indemnitee directly in connection with the defense of any claim asserted against an Indemnitee which is directly based on an allegation that an Indemnitee has induced or acted in concert with the Company or any of its directors to act contrary to or in violation of any duty under applicable law, to which the Company and any of its directors are subject, to the extent, but only to the extent, such allegation directly relates to the negotiation, execution, delivery or performance of this Agreement by the parties hereto (an “Indemnifiable Matter”).  Promptly after receipt by an Indemnitee of notice of the assertion of any claim or the commencement of any action against such Indemnitee in respect to which indemnity or reimbursement may be sought under this Section 5.14 (an “Assertion”), such Indemnitee shall notify the Company in writing of the Assertion, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnitee hereunder except to the extent that such failure shall have actually prejudiced the Company in defending against such Assertion.  In the event that following receipt of notice from the Indemnitee, the Company notifies the Indemnitee that the Company desires to defend the Indemnitee against such Assertion, the Company shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense.  If any Indemnitee desires to participate in any such defense it may do so at its sole cost and expense; provided that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnitee and such Indemnitee shall have received the written advice of counsel that there exist defenses available to such Indemnitee that are materially different from those available to the Company and/or such officers or directors, the Indemnitee shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary) reasonably acceptable to the Company to participate in the defense of such action on its behalf, at the expense of the Company.  If any Indemnitee retains such counsel, then, to the extent permitted by law, the Company shall periodically advance to such Indemnitee its reasonable legal and other out-of-pocket expenses relating to the Indemnifiable Matter (including the reasonable cost of any investigation and preparation incurred in connection therewith).  No Indemnitee shall settle any Assertion without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company settle any Assertion in which an Indemnitee is named as a defendant without either (i) the written consent of all Indemnitees against whom such Assertion was made (which consents shall not be unreasonably withheld or delayed), or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnitees as a condition of such settlement.  The provisions of this Section 5.14 are intended for the benefit of, and shall be enforceable by, the respective Indemnitees.

Section 5.15                                Retention of Proxy Solicitation Firm.  The Company hereby agrees to retain, promptly after the filing of the preliminary Proxy Statement with the SEC, Integrated Corporate Relations, Inc., or a national proxy solicitation/shareholder relations firm of comparable stature, to assist the Company in the solicitation of proxies to be voted at the Shareholders Meeting.

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.1                                      Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Shareholder Approval.  The Two-Tiered Shareholder Approval shall have been obtained with respect to each of the Merger Voting Items.

(b)                                 No Injunctions or Restraints.  No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c)                                  Consents and Approvals.  All licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and all declarations, registrations and filings with, all Governmental Entities and other third parties as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including, without limitation, the Governmental Approvals, shall have been obtained or made, as applicable, by the Company or Parent and shall be in full force and effect.

Section 6.2                                      Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated hereby are also subject to the following conditions, any of which may be waived in the sole and absolute discretion of Parent:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement, and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company to that effect.

(c)                                  Certificates and Other Deliveries.  The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Minnesota and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing therein; (ii) duly adopted resolutions of the Board of Directors of the Company and the Special Committee unanimously approving the execution, delivery and performance by the Company of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; (iii) a report of the inspector(s) of election of the Shareholder Meeting certifying that each of the Merger Voting Items has been approved by the Two-Tiered Shareholder Approval and (iv) a true and complete copy of the Articles of Incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

(d)                                 No Company Material Adverse Effect.  From the date of this Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, have a Company Material Adverse Effect.

(e)                                  Dissenting Shares.  Written notices of intent to demand the fair value of their shares of Company Common Stock, pursuant to Section 302A.473 of the MBCA, shall not have been filed with the Company for more than five percent (5%) of the shares of Company Common Stock outstanding on the date of the Shareholder Meeting.

Section 6.3                                      Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are also subject to the following conditions, any of which may be waived in the sole and absolute discretion of the Company:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement, and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and the Company shall have received a certificate of the Manager of Parent to that effect.

(b)                                 Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate of the Manager of Parent to that effect.

(c)                                  Opinion of Financial Advisor.  The Special Committee shall have received an opinion of TSC to the effect that, as of the date of execution of this Agreement, the Merger Consideration to be received by the Company’s shareholders (other than the holders of the Excluded Shares) is fair to such shareholders from a financial point of view.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholders Meeting:

(a)                                  by mutual written consent of the Company and Parent, if the Board of Directors of the Company and the Manager of Parent so determine for any reason;

(b)                                 by Parent (provided that neither Parent nor Merger Sub is then in Material Breach (as defined infra in this Section 7.1 and employed consistently throughout this Agreement) of any representation, warranty, covenant or agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, continuing (except in the case of the covenants of the Company in Section 5.2(a) hereof, for which no cure period shall be permitted) for thirty (30) days following notice to the Company by Parent of such Material Breach and of a nature such that the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would be incapable of being satisfied by the then scheduled Outside Date (as defined infra in this Section 7.1 and employed consistently throughout this Agreement);

(c)                                  by the Company (provided that the Company is not then in Material Breach of any representation, warranty, covenant or agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of either Parent or Merger Sub set forth in this Agreement, continuing (except for the representations and warranties of Parent and Merger Sub contained in Section 4.5 hereof, for which no cure period shall be permitted) for thirty (30) days following notice to Parent by Company of such Material Breach and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the then scheduled Outside Date;

(d)                                 by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(e)                                  by either Parent or the Company, if the Merger shall not have occurred by October 31, 2004 (including as may be extended pursuant to the provisions of this subsection (e), the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of any covenant or agreement set forth in this Agreement or a Material Breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement, provided that either Parent or the Company may extend the Outside Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond January 31, 2005, by providing written notice of such extension to the other party between three (3) and five (5) business days prior to the next scheduled Outside Date, if (i) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(c) of this Agreement have not been obtained and are still being pursued, and (ii) the party requesting such extension has satisfied all the conditions to Closing required to be satisfied by it and has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before the Outside Date; upon any such extension, the right of Parent or the Company to terminate this Agreement pursuant to this paragraph (e) shall be suspended until the next scheduled Outside Date;

(f)                                    by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, or (ii) recommends a Takeover Proposal to the Company’s shareholders, provided that any disclosure that the Board of Directors of the Company is compelled to make with respect to the receipt of a Takeover Proposal in order to comply with its fiduciary duties or the requirements of Rules 14d-9 or 14e-2 promulgated under the Exchange Act shall not constitute the withdrawal or an adverse modification of such Board’s recommendation, so long as the Company has otherwise complied in all Material Respects with Section 5.2 hereof;

(g)                                 by the Company, if, as the result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties to the Company’s shareholders under applicable law, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with such fiduciary duties, and the Company has otherwise complied in all material respects with Section 5.2 hereof; or

(h)                                 by Parent, if prior to the Shareholders Meeting, any other person (including a syndicate or group as described in Section 13(d)(3) of the Exchange Act) acquires more than 20% of the issued and outstanding shares of Company Common Stock at an average value per share in excess of $2.61.

For purposes of Sections 7.1(b), (c) and (e) hereof, “Material Breach” shall mean, with respect to any representation, warranty, covenant or agreement contained herein, a breach or violation thereof in any Material Respect.

Section 7.2                                      Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or managers, except as set forth in the penultimate sentence of Section 5.4, Section 5.9, Section 5.14, Section 7.5 and Article 8, all of which shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3                                      Amendment.  This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4                                      Extension; Waiver.  At any time prior to the Effective Time, a party may, subject to the provisions of Section 7.3 hereof, (a) extend the time for or waive the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.5                                      Termination Fee; Expense Reimbursement.

(a)                                  The Company agrees that in order to compensate Parent and Merger Sub for the direct and substantial damages suffered by them in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Parent a termination fee on the following terms and conditions (the “Termination Fee”):  (i) if this Agreement is terminated by the Company pursuant to Section 7.1(g), or by Parent pursuant to Section 7.1(f)

or Section 7.1(h), the Company shall pay to Parent, concurrently with such termination, a Termination Fee in an amount equal to the sum of (x) $500,000 and (y) the amount of Parent’s and Merger Sub’s reasonable professional and advisory fees and other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the financing thereof, and not previously paid by the Company as contemplated by Section 8.12 hereof; and (ii) if this Agreement is terminated by either the Company or Parent pursuant to any other clause of Section 7.1, the Company shall pay to Parent, concurrently with such termination, a Termination Fee equal to the amount, up to an aggregate maximum of $500,000, of Parent’s and Merger Sub’s reasonable professional and advisory fees and other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the financing thereof, and not previously paid by the Company as contemplated by Section 8.12 hereof.

(b)                                 All payments under this Section 7.5 shall be made by wire transfer of immediately available funds to an account designated by Parent to the Company.

(c)                                  The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to promptly pay to Parent any amounts owing pursuant to this Section 7.5 when due, the Company shall in addition thereto pay to Parent all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate as in effect from time to time during such period as published in the Wall Street Journal.  Payment of the Termination Fee described in this Section 7.5 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company for any damages suffered or incurred by either of them in connection with a termination of this Agreement, except for a termination due to the Company’s willful breach of its obligations under this Agreement.  It is specifically agreed by all the parties hereto that the amount to be paid to Parent pursuant to this Section 7.5 represents reasonable liquidated damages and is not a penalty.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1                                      Nonsurvival of Representations and Warranties.  Except as provided in Section 7.2 hereof in connection with the termination of this Agreement, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement or the Effective Time, as applicable.  Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2                                      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (with proof of delivery) or transmitted by facsimile (with machine confirmation) to the parties addressed as follows (or at such other address for a party as shall be specified by like notice), effective, respectively, on (i) the date of personal delivery, (ii) the date so delivered by overnight courier, or (iii) the date so transmitted by facsimile:

(a)                                  if to Parent or Merger Sub, to:

PDS Holding Co.
6171 McLeod Drive
Las Vegas, Nevada  89120-4048
Attention:  Johan P. Finley
Facsimile:  (702) 740-8696

with a copy to:

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401-2386
Facsimile:  (310) 576-2200
Attention:  Brian A. Sullivan, Esq.

(b)                                 if to the Company, to:

PDS Gaming Corporation
6171 McLeod Drive
Las Vegas, Nevada 89120-4048
Attention:  Chairman, Special Committee of the Board of Directors
Facsimile:  (702) 740-8696

with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402-1498
Attention:  Jack Kramer, Esq.
Facsimile:  (612) 340-2868

Section 8.3                                      Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)                                 “knowledge” means actual awareness of a fact, event, circumstance or occurrence, or such awareness thereof as would be reasonable to impute to an executive officer of a comparable company with comparable responsibilities by virtue of such responsibilities, by any of the executive officers of the Company or Parent, as the case may be;

(c)                                  “Material Respect” shall mean (i) when used in connection with a representation, warranty, covenant, agreement or condition to be complied with or satisfied by the Company or Parent or Merger Sub, as the case may be, that is qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any respect (taking into account such qualifications as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant, agreement or condition to be complied with or satisfied by the Company or Parent or Merger Sub, as the case may be, which is not so qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any material respect;

(d)                                 “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(e)                                  a person is a “subsidiary,” with respect to any other person, if the second person owns, directly or indirectly, an amount of the voting securities or other voting interests of the first person which is sufficient to elect at least a majority of the first person’s board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of the first person.

Section 8.4                                      Interpretation.  When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The use in this Agreement of the masculine, feminine or neuter gender, or the singular or plural number, shall not limit the scope of any provision of this Agreement.  In the event that any party hereto effects, after the date hereof, a change in its form of legal organization, including, without limitation, the Parent Conversion (as defined in Section 8.8 hereof), each reference herein to said party shall be deemed to refer as applicable to said party in each of its successive forms of legal organization, and each reference herein to the governing body (or members thereof), an ownership class or a specific officership of said party shall, if literally inapposite at any point in time as the result of a change in said party’s form of legal organization after the date hereof (as so changed, the “Successor”), be deemed to refer, as applicable, to the governing body (or members thereof), ownership class or specific officership of the Successor most nearly corresponding to the referenced governing body, ownership class or specific officership of said party.

Section 8.5                                      Counterparts; Facsimile Delivery.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered personally or by facsimile to the other parties.

Section 8.6                                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for the provisions of Article 1 and Sections 5.6, 5.8, 5.11 and 5.14, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.7                                      Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.8                                      Assignment; Corporate Conversion of Parent.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided that, without any such consent, (i) Parent or Merger Sub may assign its rights under this Agreement to a wholly-owned direct or indirect subsidiary of Parent or Merger Sub, so long as the assignor remains liable for all obligations of the assignor and such wholly-owned direct or indirect subsidiary of assignor under this Agreement, and (ii) Parent may effect a conversion from a Nevada limited liability company to a Nevada corporation pursuant to Section 92A.105 of the NRS.  The Company acknowledges that it has been advised by Parent that Parent intends to effect such a conversion from a Nevada limited liability company to a Nevada corporation prior to the Closing Date (the “Parent Conversion”).  Subject to the forepart of this Section 8.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9                                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the District of Nevada or in any Nevada state court located in the County of Clark, this being in addition to any other remedy to which they may be entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the District of Nevada or any Nevada state court in the event any dispute between or among the parties arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

Section 8.10                                Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of the Company or member of Parent or Merger Sub, or any officer, director, employee, partner, manager, agent, representative, trustee or investor of any party hereto or any affiliate thereof.

Section 8.11                                Severability.  If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall then negotiate in good faith a substitute term or provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

Section 8.12                                Periodic Payment of Expenses.  At the request of Parent made from time to time, the Company shall pay to or on behalf of Parent and Merger Sub the amount of the reasonable professional and advisory fees and other out-of-pocket expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and the financing thereof, subject to the limitations set forth in Section 7.5(a)(ii) hereof, as and when such expenses are incurred, promptly after submission to the Special Committee of documentation suitably evidencing the nature and amount of such expenses.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

“COMPANY”

PDS GAMING CORPORATION,
a Minnesota corporation

By:	/s/ James L. Morrell
James L. Morrell
Chairman, Special Committee of the Board of Directors

“PARENT”

PDS HOLDING CO., LLC,
a Nevada limited liability company

By:	/s/ Johan P. Finley
Johan P. Finley
Manager

“MERGER SUB”

PDS ACQUISITION SUB, LLC
a Nevada limited liability company

By:	/s/ Johan P. Finley
Johan P. Finley
Manager

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.2

See subjoined list of outstanding Stock Options issued pursuant to the Stock Option Plans, which is current as of the date of the Agreement and Plan of Merger.

See Section 4.8 of the Parent Disclosure Schedule for additional information concerning stock options of certain beneficial owners.

PDS GAMING CORPORATION

STOCK OPTION PLAN SUMMARY

Period Ended 4/13/04

Grant Date	Expiration Date	Holder of Stock Option	Type	Price Per Share	Unexercised Options

4/26/94	04/26/04	JOEL KOONCE	NQ	$5.00	10,000
9/7/95	09/07/05	PETER CLEARY	NQ	$2.50	50,000
11/1/95	11/01/05	PETER CLEARY	NQ	$1.63	4,000
11/1/95	11/01/05	LONA FINLEY	NQ	$1.79	7,500
3/5/1996	03/05/06	JAMES MORRELL	NQ	$2.50	10,000
8/4/1997	08/04/07	JAMES LLOYD	ISO	$4.38	1,000
11/3/1997	11/03/07	TIMOTHY JONES	ISO	$7.63	1,000
12/8/1997	12/08/07	ROMEO LAUGUICO	ISO	$7.75	1,000
1/19/1998	01/19/08	BETTY ANDERSON	ISO	$6.25	1,000
2/2/1998	02/02/08	WILLIE APOSTOL	ISO	$5.88	1,000
2/9/1998	02/09/08	JESUS BONALES	ISO	$6.88	1,000
2/16/1998	02/16/08	TIMOTHY JONES	ISO	$6.75	500
3/23/1998	03/23/08	DANIEL GALLARDO	ISO	$7.75	1,000
5/14/1998	05/14/08	PETER CLEARY	ISO	$9.13	15,000
5/14/1998	05/14/08	JOEL KOONCE	NQ	$9.13	5,000
5/14/1998	05/14/08	JIM MORRELL	NQ	$9.13	5,000
9/8/1998	09/08/08	JOYCE BELVEAL	ISO	$5.50	1,000
2/1/1999	02/01/09	JOHAN FINLEY	ISO	$2.89	25,000
2/1/1999	02/01/09	PATRENA RAMEY	ISO	$2.63	6,000
5/14/1999	05/14/09	JOEL KOONCE	NQ	$2.94	5,000
5/14/1999	05/14/09	JIM MORRELL	NQ	$2.94	5,000
6/30/1999	06/30/09	PETER CLEARY	NQ	$4.37	25,000
6/30/1999	06/30/09	PETER CLEARY	ISO	$4.37	50,000
8/4/1999	08/04/09	MELISSA SWEITZER	ISO	$4.63	2,000
11/22/1999	11/22/09	TONDA MCKEAN	ISO	$1.63	1,000
2/1/2000	02/01/10	JOHAN FINLEY	ISO	$1.75	25,000
4/10/2000	04/10/10	GINA GARNER	ISO	$1.41	6,000
5/12/2000	05/12/10	JAMES MORRELL	NQ	$1.34	5,000
5/12/2000	05/12/10	JOEL KOONCE	NQ	$1.34	5,000
6/29/2000	06/29/10	PATRICK CRUZEN	NQ	$1.22	10,000
9/5/2000	09/05/10	EVELYN MURPHY	ISO	$1.69	2,000
11/20/2000	11/20/10	STAN BANKS	ISO	$2.00	10,000
2/1/2001	02/01/11	JOHAN FINLEY	ISO	$2.13	25,000
2/14/2001	02/14/11	DENNIS SIZEMORE	ISO	$2.06	10,000
2/19/2001	02/19/11	LESLIE BROWNING	ISO	$1.88	2,000
5/11/2001	05/11/11	JOEL KOONCE	NQ	$3.85	5,000

1

Grant Date	Expiration Date	Holder of Stock Option	Type	Price Per Share	Unexercised Options

5/11/2001	05/11/11	JAMES MORRELL	NQ	$3.85	5,000
5/11/2001	05/11/11	PATRICK CRUZEN	NQ	$3.85	5,000
5/30/2001	05/30/11	CLAUDIA K. CORMIER	ISO	$3.35	15,000
7/16/2001	07/16/11	SIMON BURGESS	ISO	$3.65	7,800
8/1/2001	08/01/11	RICK LAMAN	ISO	$3.15	40,000
9/10/2001	09/10/11	MIGUEL G. GARCIA	ISO	$4.11	1,000
12/17/2001	12/17/11	TINA HELJULA	ISO	$2.75	2,000
2/1/2002	02/01/12	JOHAN FINLEY	ISO	$4.60	25,000
2/28/2002	02/28/12	LONA FINLEY	ISO	$4.16	7,500
2/28/2002	02/28/12	PETER CLEARY	ISO	$3.78	10,000
5/10/2002	05/10/12	JAMES MORRELL	NQ	$1.75	5,000
5/10/2002	05/10/12	JOEL KOONCE	NQ	$1.75	5,000
5/10/2002	05/10/12	PATRICK CRUZEN	NQ	$1.75	5,000
5/29/2002	05/29/12	MELISSA SWEITZER	ISO	$1.82	4,000
6/6/2002	06/06/12	TIM JONES	ISO	$1.20	1,200
6/6/2002	06/06/12	JIM LLOYD	ISO	$1.20	1,000
6/6/2002	06/06/12	ROMEO LAUGUICO	ISO	$1.20	1,000
6/6/2002	06/06/12	MIGUEL G. GARCIA	ISO	$1.20	1,000
12/16/2002	12/16/12	JEFF WILLIAMSON	ISO	$1.51	2,500
12/29/2003	12/29/13	JAMES MORRELL	NQ	$1.93	5,000
12/29/2003	12/29/13	JOEL KOONCE	NQ	$1.93	5,000
12/29/2003	12/29/13	PATRICK CRUZEN	NQ	$1.93	5,000
					498,000

2

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.6

Gaming Industry Regulatory Agencies

Barona Gaming Commission

Cabazon Band of Mission Indians Gaming Commission

California Gambling Control Commission

Colorado Division of Gaming

Cherokee Tribal Gaming Commission

Department of Justice, U.S. (Johnson Act Registration Only)

Dry Creek Gaming Commission

Hopland Gaming Commission

Illinois Gaming Board

Indiana Gaming Commission

Iowa Racing and Gaming Commission

Middletown Rancheria Gaming Commission

Minnesota Department of Public Safety

Mississippi Gaming Commission

Nevada State Gaming Control Board and Nevada Gaming Commission

New Jersey Division of Gaming Enforcement and Casino Control Commission

New Mexico Gaming Control Board

Paskenta Band of Nomlaki Indians

Picayune Rancheria Tribal Gaming Commission

Pueblo of Sandia Gaming Commission

Sac & Fox Tribe of the Mississippi in Iowa Gaming Commission

See Section 3.9 of the Company Disclosure Schedule for additional information.

3

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.7

Nothing to disclose.

4

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.8

Nothing to disclose.

5

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.9

The Company has filed in the normal course an application with the Colorado Division of Gaming to renew its Limited Gaming License/Mfg.Distributor Type 2, which expires on May 20, 2004 unless renewed.   Documents and other information will be provided in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Going Private Transaction”), including a request for approval of change of ownership.  That request will be reviewed as part of the license renewal process.

The Company has filed in the normal course an application with the Mississippi Gaming Commission to renew the Manufacturer/Distributor License held by PDS Gaming Corporation-Mississippi, which expires on November 20, 2004 unless renewed.  That application has been supplemented with an application for approval of the Going Private Transaction.  The Mississippi Gaming Commission’s approval of the Going Private Transaction is required before the Going Private Transaction can be consummated and will be integral to the license renewal process.

The Company has filed an application with the Nevada State Gaming Control Board for approval of the Going Private Transaction.  Approval by the Nevada gaming authorities is required before the Going Private Transaction can be consummated.

The Company has filed in the normal course an application with the New Jersey Casino Control Commission to renew its Casino Service Industry License.  That filing effectively continues the license until the renewal has been determined.  If the renewal application had not been filed, the license would have expired on October 31, 2004.  The substance of the Going Private Transaction will be reviewed as part of the license renewal process.

6

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 5.1

Nothing to disclose.

7

AGREEMENT AND PLAN OF MERGER

PARENT DISCLOSURE SCHEDULE

SECTION 4.4

Gaming Industry Regulatory Agencies

Barona Gaming Commission

Cabazon Band of Mission Indians Gaming Commission

California Gambling Control Commission

Colorado Division of Gaming

Cherokee Tribal Gaming Commission

Department of Justice, U.S. (Johnson Act Registration Only)

Dry Creek Gaming Commission

Hopland Gaming Commission

Illinois Gaming Board

Indiana Gaming Commission

Iowa Racing and Gaming Commission

Middletown Rancheria Gaming Commission

Minnesota Department of Public Safety

Mississippi Gaming Commission

Nevada State Gaming Control Board and Nevada Gaming Commission

New Jersey Division of Gaming Enforcement and Casino Control Commission

New Mexico Gaming Control Board

Paskenta Band of Nomlaki Indians

Picayune Rancheria Tribal Gaming Commission

Pueblo of Sandia Gaming Commission

Sac & Fox Tribe of the Mississippi in Iowa Gaming Commission

See Sections 3.6 and 3.9 of the Company Disclosure Schedule for related information.

1

AGREEMENT AND PLAN OF MERGER

PARENT DISCLOSURE SCHEDULE

SECTION 4.8

See Section 3.2 of the Company Disclosure Schedule for additional information concerning stock options held by the following individuals.

Johan P. Finley

Mr. Finley beneficially owns 954,786 shares of Common Stock.  That number includes 11,200 shares held as co-trustee for a minor child also claimed by Mr. Finley’s spouse, Lona M.B. Finley, as co-trustee.  It also includes 50,000 shares of Common Stock issuable to Mr. Finley upon exercise of options that are currently exercisable or that will become exercisable within 60 days of March 5, 2004.  It does not include the shares held by Lona M.B. Finley, as shown below.

Lona M.B. Finley

Mrs. Finley beneficially owns 278,786 shares of Common Stock.  That number includes 49,000 shares held by Mrs. Finley as custodian for her minor children and 11,200 held as co-trustee for a minor child also claimed by her spouse, Johan Finley.  It also includes 10,500 shares of Common Stock issuable to Mrs. Finley upon exercise of options that are currently exercisable or that will become exercisable within 60 days of March 5, 2004.  It does not include the shares held by Johan Finley, as shown above.

Peter D. Cleary

Mr. Cleary beneficially owns 151,207 shares of Common Stock.  That number includes 133,000 shares of Common Stock issuable to Mr. Cleary upon exercise of options that are currently exercisable or that will become exercisable within 60 days of March 5, 2004.

2